Exhibit 23.2

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BB&T Corporation 2012 Incentive Plan, as amended, SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan and SunTrust Banks, Inc. Amended and Restated 2009 Stock Plan of our report dated February 22, 2019, with respect to the consolidated financial statements of SunTrust Banks, Inc., included in Truist Financial Corporation’s Current Report on Form 8-K dated December 9, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 9, 2019